Exhibit 99

Family Dollar Reports Fourth Quarter and Full Year 2014 Financial Results

  Fourth Quarter Earnings Per Diluted Share of $0.30; Adjusted Diluted EPS of $0.73
  Fourth Quarter Comparable Store Sales Increase 0.3%
  Full Year Earnings Per Diluted Share of $2.49; Adjusted Diluted EPS of $3.05
  Full Year Comparable Store Sales Decrease 2.1%

MATTHEWS, N.C.--(BUSINESS WIRE)--October 9, 2014--Family Dollar Stores, Inc. (NYSE: FDO) today reported earnings results for the fourth quarter and year ended August 30, 2014.

Net income per diluted share in the fourth quarter of fiscal 2014 was $0.30 as compared to $0.88 in the fourth quarter of fiscal 2013. Adjusted fourth quarter fiscal 2014 net income per diluted share was $0.73 as compared to adjusted fourth quarter fiscal 2013 net income per diluted share of $0.86. This year’s fourth quarter adjusted results exclude the negative impact on diluted net income per common share of $0.43 per share related to the Company’s restructuring charges and fees related to its pending merger with Dollar Tree. Last year’s fourth quarter adjusted results exclude a $5.0 million favorable adjustment related to a change in accounting for certain vendor allowances. The tables included in this press release provide a reconciliation of GAAP to non-GAAP measures.

Net income per diluted share in fiscal 2014 was $2.49 as compared to $3.83 in fiscal 2013. Excluding the restructuring charges and merger fees in fiscal 2014, and the accounting adjustment in fiscal 2013, earnings per diluted share in fiscal 2014 would have been $3.05 as compared to $3.80 in fiscal 2013. Consistent with the National Retail Federation Calendar, the Company’s fiscal 2013 included 53 weeks as compared to 52 weeks in fiscal 2014. The Company estimates this extra week contributed approximately $0.07 of earnings per diluted share.

“Although our fourth quarter results continue to reflect the difficult competitive environment, as well as the financial challenges facing our customers, we are continuing to execute our previously announced restructuring initiatives to improve our performance,” said Howard R. Levine, Chairman and CEO. “While we are still in the early stages of our turnaround plan, we believe that the strategic actions taken in fiscal 2014 will position the Company for better sales and earnings performance in fiscal 2015. We anticipate that the first quarter will be our most challenging quarter of fiscal 2015, but we expect momentum will build as we move through the rest of the year.”

Fourth Quarter Results

Total net sales for the fourth quarter ended August 30, 2014, increased 4.5% to $2.61 billion from $2.50 billion in the fourth quarter of fiscal 2013 ended August 31, 2013. Comparable store sales for the 13-week period increased 0.3% as a result of an increase in the average customer transaction value, partially offset by fewer customer transactions. Sales in the fourth quarter of fiscal 2014 were strongest in the Consumables and Seasonal and Electronics categories.

Gross profit for the fourth quarter of fiscal 2014 was $861.3 million or 32.9% of net sales. During the quarter, the Company implemented a series of restructuring initiatives, including the closing of 375 underperforming stores. As a result, the Company incurred $10.4 million in inventory write-downs in an effort to sell through merchandise at stores scheduled to close.

Excluding the inventory write-downs in the fourth quarter of fiscal 2014, and the vendor allowance accounting adjustment in the fourth quarter of fiscal 2013, adjusted fourth quarter fiscal 2014 gross profit increased 1.0% to $871.7 million, or 33.3% of net sales, compared to $863.5 million, or 34.5% of net sales, in the fourth quarter of fiscal 2013. As a percentage of sales, the impact on adjusted gross profit of lower markups and stronger sales of lower-margin consumables was partially offset by lower inventory shrinkage and lower markdowns.

Selling, general and administrative expenses (“SG&A”), as a percentage of net sales, were 28.9% in the fourth quarter of fiscal 2014 compared to 28.5% in the fourth quarter of fiscal 2013. Reflecting the modest increase in comparable stores sales, many expenses were deleveraged in the quarter. As a percentage of net sales, the impact of higher store occupancy and insurance costs was partially offset by lower incentive compensation expenses.

Operating profit for the fourth quarter of fiscal 2014 was $40.1 million or 1.5% of sales. In the fourth quarter of fiscal 2014, the Company incurred $55.2 million in restructuring charges as part of its planned store closures. The restructuring charges consisted primarily of future lease obligations related to the store closures. In addition, the Company incurred $9.4 million in expenses related to the Company’s pending merger with Dollar Tree. Excluding the inventory write-downs, restructuring charges and merger fees, adjusted operating profit in the fourth quarter of fiscal 2014 was $115.1 million, or 4.4% of sales.

The effective tax rate in the fourth quarter of fiscal 2014 was 14.1%. Excluding the impact of the inventory write-downs, restructuring charges and merger fees, the effective income tax rate in the fourth quarter of fiscal 2014 was 27.2% as compared to 34.9% in the fourth quarter of fiscal 2013. The decrease in the adjusted effective tax rate in the fourth quarter of fiscal 2014, as compared to the fourth quarter of fiscal 2013, was due primarily to tax benefits associated with federal jobs tax credits, foreign tax benefits associated with our global sourcing efforts, and favorable changes in the reserves for uncertain tax positions.

Net income in the fourth quarter of fiscal 2014 was $34.5 million compared with $102.2 million in the fourth quarter of fiscal 2013. Adjusted net income for the fourth quarter of fiscal 2014 was $83.9 million as compared to adjusted net income of $99.0 million in the fourth quarter of fiscal 2013, excluding the inventory write-downs, restructuring charges and merger fees in the fourth quarter of fiscal 2014 and the favorable accounting adjustment in the fourth quarter of fiscal 2013.

Fiscal 2014 Results

Total net sales for fiscal 2014 increased 0.9% to $10.49 billion compared with total net sales of $10.39 billion in fiscal 2013. Consistent with the National Retail Federation Calendar, the Company’s fiscal 2013 included 53 weeks as compared to 52 weeks in fiscal 2014. The Company estimates this extra week contributed approximately $189 million in sales. Excluding this extra week, total net sales for fiscal 2014 increased 2.8% as compared to fiscal 2013. Comparable store sales in fiscal 2014 decreased 2.1% as a result of fewer customer transactions, partially offset by an increase in the average customer transaction value. Sales were strongest in the Consumables category, driven primarily by strong growth in refrigerated/frozen food and tobacco.

Gross profit in fiscal 2014 was $3.53 billion or 33.7% of net sales, as compared to $3.55 billion or 34.2% of net sales, in fiscal 2013. Excluding the inventory write-downs related to store closures in fiscal 2014 and the favorable vendor allowance accounting adjustment in fiscal 2013, adjusted gross profit in fiscal 2014 was $3.54 billion or 33.8% of net sales, as compared to fiscal 2013 adjusted gross profit of $3.55 billion, or 34.2% of net sales. The impact on adjusted gross profit of stronger sales of lower-margin consumables, lower markups, and higher markdowns, was partially offset by lower freight costs and lower inventory shrinkage.

SG&A expenses, as a percentage of net sales, were 28.8% in the fiscal 2014 compared to 27.6% in fiscal 2013. Reflecting the decrease in comparable store sales, most expenses were deleveraged. As a percentage of net sales, the impact on SG&A of higher store occupancy and labor costs was partially offset by lower incentive compensation and advertising expenses.

Operating profit in fiscal 2014 was $421.5 million or 4.0% of sales. In fiscal 2014, the Company incurred $78.2 million in charges as part of its previously announced restructuring initiatives including planned store closures and workforce optimization. In addition, the Company incurred $9.4 million in expenses related to the Company’s pending merger with Dollar Tree. Excluding the inventory write-downs, restructuring charges and merger fees, adjusted operating profit was $521.0 million, or 5.0% of sales.

The effective tax rate in fiscal 2014 was 32.7%. Excluding the impact of the inventory write-downs, restructuring charges and merger fees, the effective tax rate in fiscal 2014 was 33.1% compared to 35.8% in fiscal 2013. The decline in adjusted effective tax rate was due to benefits associated with federal jobs tax credits, foreign tax benefits associated with our global sourcing efforts, and favorable changes in the reserves for uncertain tax positions.

Net income in fiscal 2014 was $284.5 million as compared to $443.6 million in fiscal 2013. Adjusted net income in fiscal 2014 was $349.3 million as compared to $440.4 million in fiscal 2013, excluding the inventory write-downs, restructuring charges and merger fees in fiscal 2014 and the favorable accounting adjustment in the fourth quarter of fiscal 2013.

The Company’s merchandise inventories at August 30, 2014, increased 9.7% to $1.61 billion compared with $1.47 billion at August 31, 2013. Average inventory per store at the end of fiscal 2014 was approximately 8% higher than the average inventory per store at the end of fiscal 2013. The increase was primarily driven by earlier holiday merchandise shipments relative to last year.

Capital expenditures were $436.3 million in fiscal 2014 compared to $744.4 million in fiscal 2013. The reduction in capital expenditures was primarily due to lower investments in new stores as we leveraged multiple financing approaches to cost effectively invest in our store base. In fiscal 2014, the Company opened fewer stores under its fee development program, and opened more stores under a build-to-suit financing structure. During fiscal 2014, the Company spent $60.5 million related to its Fee Development Program, compared to $292.5 million in fiscal 2013. In fiscal 2014, the Company completed sale-leaseback transactions related to store locations for net proceeds, after transaction costs, of $194.8 million.

In fiscal 2014 the Company spent $148.9 million related to new stores; $141.4 million on its store renovation program; $72.9 million on existing stores; $42.1 million related to corporate and technology investments; and $31.0 million on supply chain investments.

During fiscal 2014, the Company opened 526 new stores, closed 400 stores, and renovated, relocated or expanded 738 stores. The Company expects to open approximately 375 new stores, close approximately 40 stores, and renovate, relocate or expand 775 stores in fiscal 2015.

In fiscal 2014, the Company paid $130.1 million in dividends and repurchased approximately 1.8 million shares of its common stock for a total cost of $125.0 million.

Fiscal 2015 Outlook

In light of the Company’s pending merger with Dollar Tree, Family Dollar will not provide financial guidance for fiscal 2015.

Earnings Conference Call Information

The Company plans to host a conference call with investors today, October 9, 2014, at 5:00 p.m. ET to discuss the results. The Company will also discuss business initiatives and plans for fiscal 2015. After some prepared remarks by management, participants will have an opportunity to ask questions. The Company’s responses to questions, as well as other matters discussed during the conference call, may include information that has not been disclosed previously.

If you wish to participate, please call (888) 554-1431 for domestic US calls and (719) 325-2168 for international calls at least 10 minutes before the call is scheduled to begin. The passcode for the conference call is 2531735 or “FAMILY DOLLAR.”

A live webcast of the conference call with accompanying slides can be accessed at the following link.

http://investor.familydollar.com/investors-relations/default.aspx

A replay of the webcast will be available at the address noted above after 6:00 p.m. ET, October 9, 2014.

Important Information for Investors and Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. In connection with the proposed merger between Dollar Tree and Family Dollar, on September 25, 2014, Dollar Tree filed with the Securities and Exchange Commission (SEC) amendment no. 1 to its registration statement on Form S-4 that included a preliminary proxy statement of Family Dollar that also constitutes a prospectus of Dollar Tree. The registration statement has not yet become effective. After the registration statement has been declared effective by the SEC, the definitive proxy statement/prospectus will be delivered to stockholders of Family Dollar. INVESTORS AND SECURITY HOLDERS OF FAMILY DOLLAR ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain free copies of the registration statement and the definitive proxy statement/prospectus (when available) and other documents filed with the SEC by Dollar Tree and Family Dollar through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Dollar Tree will be available free of charge on Dollar Tree’s internet website at www.DollarTree.com under the heading “Investor Relations” and then under the heading “Download Library” or by contacting Dollar Tree’s Investor Relations Department at 757-321-5284. Copies of the documents filed with the SEC by Family Dollar will be available free of charge on Family Dollar’s internet website at www.FamilyDollar.com under the heading “Investor Relations” and then under the heading “SEC Filings” or by contacting Family Dollar’s Investor Relations Department at 704-708-2858.

Participants in the Solicitation For the Proposed Dollar Tree/Family Dollar Merger

Dollar Tree, Family Dollar, and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the holders of Family Dollar common stock in respect of the proposed merger between Dollar Tree and Family Dollar. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies in favor of the proposed merger are set forth in the proxy statement/prospectus filed with the SEC. You can also find information about Dollar Tree’s and Family Dollar’s directors and executive officers in their respective definitive proxy statements filed with the SEC on May 12, 2014 and December 6, 2013, respectively. You can obtain free copies of these documents from Dollar Tree or Family Dollar using the contact information above.

Forward Looking Statements

Certain statements contained herein are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and information about our current and future prospects and our operations and financial results are based on currently available information. Various risks, uncertainties and other factors could cause actual future results and financial performance to vary significantly from those anticipated in such statements. The forward looking statements contained herein include assumptions about our operations, such as cost controls and market conditions, and certain plans, activities or events which we expect will or may occur in the future and relate to, among other things, the business combination transaction involving Dollar Tree and Family Dollar, the unsolicited tender offer and proposals from Dollar General and any other alternative business combination transactions, the financing of the proposed transactions, the benefits, results, effects, timing and certainty of the proposed transactions, future financial and operating results, expectations concerning the antitrust review process for the proposed transactions and the combined company’s plans, objectives, expectations (financial or otherwise) and intentions.

Risks and uncertainties related to the proposed mergers include, among others: the risk that Family Dollar’s stockholders do not approve either merger; the risk that the merger agreement is terminated as a result of a competing proposal; the risk that regulatory approvals required for either merger are not obtained on the proposed terms and schedule or are obtained subject to conditions that are not anticipated; the risk that the other conditions to the closing of either merger are not satisfied; the risk that the financing required to fund either transaction is not obtained; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of either merger; uncertainties as to the timing of either merger; competitive responses to either proposed merger; response by activist stockholders to either merger; costs and difficulties related to the integration of Family Dollar’s business and operations with Dollar Tree’s or other potential business combination transaction counterparties’ business and operations; the inability to obtain, or delays in obtaining, the cost savings and synergies contemplated by either merger; uncertainty of the expected financial performance of the combined company following completion of either proposed transaction; the calculations of, and factors that may impact the calculations of, the acquisition price in connection with either proposed transaction and the allocation of such acquisition price to the net assets acquired in accordance with applicable accounting rules and methodologies; unexpected costs, charges or expenses resulting from either merger; litigation relating to either merger; the outcome of pending or potential litigation or governmental investigations; the inability to retain key personnel; and any changes in general economic and/or industry specific conditions. Consequently, all of the forward-looking statements made by Family Dollar, in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in Family Dollar’s Annual Report on Form 10-K for the fiscal year ended August 31, 2013, Family Dollar’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2014, and other reports filed by Family Dollar with the SEC, which are available at the SEC’s website http://www.sec.gov.

Please read our “Risk Factors” and other cautionary statements contained in these filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Family Dollar undertakes no obligation to update or revise any forward-looking statements, even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law. As a result of these risks and others, actual results could vary significantly from those anticipated herein, and our financial condition and results of operations could be materially adversely affected.

About Family Dollar

For more than 53 years, Family Dollar has been providing value and convenience to customers in easy-to-shop neighborhood locations. Family Dollar’s mix of name brands and quality, private brand merchandise appeals to shoppers in more than 8,000 stores in rural and urban settings across 46 states. Helping families save on the items they need with everyday low prices creates a strong bond with customers, who often refer to their neighborhood store as “my Family Dollar.” Headquartered in Matthews, North Carolina, just outside of Charlotte, Family Dollar is a Fortune 300, publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Fourth Quarter Ended
(in thousands, except per share amounts)	August 30, 2014 (13 Weeks)	% of Net Sales	August 31, 2013 (13 Weeks)	% of Net Sales

Net sales	$2,614,054	100.00%	$2,502,266	100.00%

Cost of sales	1,742,313	66.65%	1,633,823	65.29%

Cost of sales - restructuring	10,444	0.40%	-	0.00%

Gross margin	861,297	32.95%	868,443	34.71%

Selling, general and administrative expenses	756,611	28.94%	712,852	28.49%

Restructuring	55,184	2.11%	-	0.00%

Merger fees	9,434	0.36%	-	0.00%

Operating profit	40,068	1.53%	155,591	6.22%

Investment income	28	0.00%	147	0.01%

Interest expense	7,782	0.30%	5,920	0.24%

Other income	7,816	0.30%	7,222	0.29%

Income before income taxes	40,130	1.54%	157,040	6.28%

Income taxes	5,670	0.22%	54,827	2.19%

Net income	$34,460	1.32%	$102,213	4.08%

Net income per common share - basic	$0.30		$0.89
Weighted average shares - basic	113,941		115,040

Net income per common share - diluted	$0.30		$0.88
Weighted average shares - diluted	114,308		115,610

Dividends declared per common share	$0.31		$0.26

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Year Ended
(in thousands, except per share amounts)	August 30, 2014 (52 Weeks)	% of Net Sales	August 31, 2013 (53 Weeks)	% of Net Sales

Net sales	$10,489,330	100.00%	$10,391,457	100.00%

Cost of sales	6,946,115	66.22%	6,836,712	65.79%

Cost of sales - restructuring	11,930	0.11%	-	0.00%

Gross margin	3,531,285	33.67%	3,554,745	34.21%

Selling, general and administrative expenses	3,022,219	28.81%	2,866,788	27.59%

Restructuring	78,180	0.75%	-	0.00%

Merger Fees	9,434	0.09%	-	0.00%

Operating profit	421,452	4.02%	687,957	6.62%

Investment income	190	0.00%	422	0.00%

Interest expense	30,038	0.29%	25,888	0.25%

Other income	31,150	0.30%	28,206	0.27%

Income before income taxes	422,754	4.03%	690,697	6.65%

Income taxes	138,251	1.32%	247,122	2.38%

Net income	$284,503	2.71%	$443,575	4.27%

Net income per common share - basic	$2.49		$3.85
Weighted average shares - basic	114,035		115,252

Net income per common share - diluted	$2.49		$3.83
Weighted average shares - diluted	114,421		115,805

Dividends declared per common share	$1.14		$0.94

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
	August 30,	August 31,
(in thousands, except per share and share amounts)	2014	2013
Assets
Current assets:
Cash and cash equivalents	$139,840	$140,999
Short-term investment securities	8,800	4,000
Restricted cash and investments	31,380	35,443
Merchandise inventories	1,609,932	1,467,016
Deferred income taxes	65,856	34,510
Income tax refund receivable	64,458	13,485
Prepayments and other current assets	181,780	161,552
Total current assets	2,102,046	1,857,005

Property and equipment, net	1,688,213	1,732,544
Investment securities	-	22,977
Other assets	67,036	97,335

Total assets	$3,857,295	$3,709,861

Liabilities and Shareholders' Equity
Current liabilities:
Short-term borrowings	$-	$-
Current portion of long-term debt	16,200	16,200
Accounts payable	773,021	723,200
Accrued liabilities	335,054	335,854
Income taxes	4,755	4,968
Total current liabilities	1,129,030	1,080,222

Long-term debt	484,226	500,275
Other liabilities	316,382	289,194
Deferred gain	227,080	218,088
Deferred income taxes	34,852	23,027
Commitments and contingencies	—	—

Shareholders' Equity:
Preferred stock, $1 par; authorized and
unissued 500,000 shares	—	—
Common stock, $.10 par; authorized
600,000,000 shares	12,077	12,009
Capital in excess of par	333,579	299,865
Retained earnings	1,724,041	1,569,625
Accumulated other comprehensive loss	(489)	(2,195)
Common stock held in treasury, at cost	(403,483)	(280,249)
Total shareholders' equity	1,665,725	1,599,055

Total liabilities and shareholders' equity	$3,857,295	$3,709,861

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Year Ended
(in thousands)	August 30, 2014 (52 Weeks)	August 31, 2013 (53 Weeks)
Cash flows from operating activities:
Net income	$284,503	$443,575
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	265,461	239,485
Amortization of deferred gain	(18,005)	(15,123)
Impairment on property and equipment - restructuring	19,926	-
Lease obligations on closed stores due to restructuring	43,689	-
Merger fees	9,115	-
Deferred income taxes	(14,124)	3,693
Excess tax benefits from stock-based compensation	(6,352)	(13,231)
Stock-based compensation	15,363	16,258
Loss on disposition of property and equipment	9,182	5,826
Changes in operating assets and liabilities:
Merchandise inventories	(142,916)	(40,853)
Prepayments and other current assets	(20,231)	(113,920)
Other assets	14,601	(449)
Accounts payable and accrued liabilities	65,570	(32,656)
Income taxes	(51,186)	(40,374)
Other liabilities	(5,434)	19,742
	469,162	471,973

Cash flows from investing activities:
Purchases of investment securities	(53,481)	(44,278)
Sales of investment securities	93,647	45,728
Net change in restricted cash	390	79,924
Capital expenditures	(436,288)	(744,428)
Net proceeds from sale-leaseback	194,766	345,249
Proceeds from dispositions of property and equipment	982	3,214
	(199,984)	(314,591)

Cash flows from financing activities:
Short-term borrowings	2,208,000	2,060,000
Repayment of short-term borrowings	(2,208,000)	(2,075,000)
Repayment of long-term debt	(16,200)	(16,200)
Repurchases of common stock	(125,038)	(74,954)
Changes in cash overdrafts	(24,525)	71,745
Proceeds from exercise of employee stock options	19,161	20,796
Excess tax benefits from stock-based compensation	6,352	13,231
Payment of dividends	(130,087)	(108,334)
	(270,337)	(108,716)

Net change in cash and cash equivalents	(1,159)	48,666
Cash and cash equivalents at beginning of period	140,999	92,333
Cash and cash equivalents at end of period	$139,840	$140,999

Supplemental disclosure of cash flow information:
Purchases of property and equipment awaiting processing
for payment, included in accounts payable	$38,530	$57,379
Cash paid during the period for:
Interest, net of amounts capitalized	26,596	21,895
Income taxes, net of refunds	208,694	272,748

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
Selected Additional Information

RECONCILIATION OF NON-GAAP DISCLOSURES:
	August 30, 2014	August 31, 2013	August 30, 2014	August 31, 2013
(in thousands, except per share amounts)	(13 Weeks)	(13 Weeks)	(52 Weeks)	(53 Weeks)

Gross profit	$861,297	$868,443	$3,531,285	$3,554,745
Vendor allowance adjustment	-	(4,953)	-	(4,953)
Restructuring charges - Cost of sales	10,444	-	11,930	-
Adjusted gross profit	$871,741	$863,490	$3,543,215	$3,549,792

Operating profit	$40,068	$155,591	$421,452	$687,957
Vendor allowance adjustment	-	(4,953)	-	(4,953)
Restructuring charges - Cost of sales	10,444	-	11,930	-
Restructuring charges - SG&A	55,184	-	78,180
Merger Fees	9,434	-	9,434	-
Adjusted operating profit	$115,130	$150,638	$520,996	$683,004

Net income	$34,460	$102,213	$284,503	$443,575
After-tax impact of vendor allowance adjustment	-	(3,175)	-	(3,175)
After-tax impact of restructuring charges - Cost of sales	6,874	-	7,762	-
After-tax impact of restructuring charges - SG&A	36,323		50,864
After-tax impact of merger fees	6,210	-	6,138	-
Adjusted net income	$83,867	$99,038	$349,267	$440,400

Diluted net income per common share	$0.30	$0.88	$2.49	$3.83
Per share impact of Vendor allowance adjustment	-	(0.02)	-	(0.03)
Per share impact of restructuring charges - Cost of sales	0.06	-	0.07	-
Per share impact of restructuring charges - SG&A	0.32		0.44
Per share impact of merger fees	0.05	-	0.05	-
Adjusted diluted net income per common share	$0.73	$0.86	$3.05	$3.80

NET SALES BY CATEGORY:
	For the Fourth Quarter Ended
	August 30, 2014	August 31, 2013
(in thousands)	(13 Weeks)	(13 Weeks)	% Change
Consumables	$1,949,834	$1,855,789	5.1%
Home products	221,280	224,837	-1.6%
Apparel and accessories	201,616	193,946	4.0%
Seasonal and electronics	241,324	227,694	6.0%
TOTAL	$2,614,054	$2,502,266	4.5%

	For the Year Ended
	August 30, 2014	August 31, 2013
(in thousands)	(52 Weeks)	(53 Weeks)	% Change
Consumables	$7,703,549	$7,523,289	2.4%
Home products	1,003,685	1,053,670	-4.7%
Apparel and accessories	767,608	785,384	-2.3%
Seasonal and electronics	1,014,488	1,029,114	-1.4%
TOTAL	$10,489,330	$10,391,457	0.9%

STORES IN OPERATION:
	For the Year Ended
	August 30, 2014	August 31, 2013
	(52 Weeks)	(53 Weeks)
Beginning Store Count	7,916	7,442
New Store Openings	526	500
Store Closings	(400)	(26)
Ending Store Count	8,042	7,916
Total Square Footage (000s)	69,416	68,023
Total Selling Square Footage (000s)	58,112	56,846
INCREASE	2.2%	6.8%

CONTACT:
INVESTOR CONTACT
Family Dollar
Kiley F. Rawlins, CFA, 704-708-2858
krawlins@familydollar.com
or
MEDIA CONTACT
Matthew Sherman, Jamie Moser, Averell Withers, Joele Frank,Wilkinson Brimmer Katcher 212-355-4449